UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2012

SS&C TECHNOLOGIES HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	01-34675	71-0987913
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 Lamberton Road, Windsor, CT		06095
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (860) 298-4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Completion of Acquisition

On May 9, 2012, SS&C Technologies, Inc. (“SS&C Technologies”), a Delaware corporation and wholly owned subsidiary of SS&C Technologies Holdings, Inc. (“SS&C Holdings”), completed its acquisition from Thomson Reuters (Markets) LLC (“Thomson Reuters”) of certain assets exclusively related to Thomson Reuters’ PORTIA® business (the “PORTIA Business”). Pursuant to the terms of the Asset Purchase Agreement, dated February 28, 2012, SS&C Technologies acquired the PORTIA Business for an aggregate purchase price of $170 million and the assumption of certain specified liabilities related to the PORTIA Business (the “Acquisition”).

Financing of Acquisition

On May 9, 2012, in connection with the Acquisition, SS&C Technologies entered into a First Amendment to Credit Agreement (the “Amendment”) amending the Credit Agreement, dated as of December 15, 2011 (the “Credit Agreement”), among SS&C Technologies, SS&C Holdings, certain subsidiaries of SS&C Technologies as guarantors, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer (the “Agent”) and as the initial lender, and the other lenders party thereto. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement, a copy of which was previously filed by SS&C Holdings as Exhibit 10.1 to its Form 8-K on December 20, 2011.

Pursuant to the Amendment, an aggregate principal amount of $175,000,000 in new term loans (the “Term Loans”) was advanced to SS&C Technologies to finance the consideration payable in connection with the Acquisition and other fees and expenses. The Term Loans are repayable quarterly at the end of each of SS&C Technologies’ fiscal quarters beginning with the fiscal quarter ending September 30, 2012, with each quarterly installment equaling 2.5% of the original aggregate principal amount of the Term Loans and any remaining balance being due on the maturity date of May 9, 2017.

At SS&C Technologies’ option, the Term Loans accrue interest at a per annum rate based on either (i) the Eurocurrency Rate plus a margin of between 1.25% and 2.50% (initially 2.00%) based on SS&C Holdings’ Leverage Ratio or (ii) the Base Rate plus a margin of between 0.25% and 1.50% (initially 1.00%) based on SS&C Holdings’ Leverage Ratio. Any overdue amounts will bear interest at a rate per annum equal to 2% plus the rate otherwise applicable to the Term Loans. The Term Loans are guaranteed by SS&C Holdings and the material domestic subsidiaries of SS&C Technologies, and are secured, subject to certain agreed upon exceptions, by substantially all of the tangible and intangible assets of SS&C Technologies and each guarantor.

SS&C Technologies paid customary closing and arrangement fees to the lenders in connection with the Amendment.

The Amendment requires SS&C Technologies to prepay the Term Loans and any Incremental Term Loans with the Net Cash Proceeds (as defined in the Amendment) from certain Dispositions and Debt Issuances (as defined in the Amendment), subject to certain customary exceptions. SS&C Technologies may optionally prepay the Term Loans at any time, without penalty.

In addition to the provision of the Term Loans, the Amendment, among other things, (i) specifically permits SS&C Technologies to consummate the Acquisition and (ii) extends the maturity date for the Revolving Loans, Swing Line Loans and Letters of Credit (and the related L/C Obligations) from December 15, 2016 to May 9, 2017.

The foregoing description of the Amendment does not purport to be a complete statement of the parties’ rights under such agreement and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

In the ordinary course of business, certain of the lenders and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with SS&C Holdings, SS&C Technologies and their affiliates for which the lenders and their affiliates have in the past received, and may in the future receive, customary fees.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

First Amendment to Credit Agreement, dated as of May 9, 2012, among SS&C Technologies, Inc., SS&C Technologies Holdings, Inc., the subsidiary guarantors party hereto, the lenders party thereto and Bank of America, N.A.

The following exhibit on this Current Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Press release, entitled, “SS&C Announces Closing of Acquisition of Thomson Reuters’ PORTIA Business,” issued by SS&C on May 9, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2012	SS&C TECHNOLOGIES HOLDINGS, INC.

	By:	/s/ Patrick J. Pedonti
Patrick J. Pedonti
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	First Amendment to Credit Agreement, dated as of May 9, 2012, among SS&C Technologies, Inc., SS&C Technologies Holdings, Inc., the subsidiary guarantors party hereto, the lenders party thereto and Bank of America, N.A.

99.1	Press release, entitled, “SS&C Announces Closing of Acquisition of Thomson Reuters’ PORTIA Business,” issued by SS&C on May 9, 2012 (furnished herewith)